Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory contracts


Nuveen Municipal Opportunity Fund, Inc. f/k/a
Nuveen Insured Municipal Opportunity Fund, Inc.

811-06379


We hereby incorporate by reference a new
Investment Advisory agreement, and a new Sub-
Advisory Agreement a form of which was filed as Appendix L and Appendix M, respectively, under
Conformed Submission Type DEF 14A, accession number 0001193125-14-236557, on June 16, 2014.